Exhibit 10.20

FIRST FARMERS AND MERCHANTS BANK
DIRECTOR DEFERRED COMPENSATION AGREEMENT

This Director Deferred Compensation Agreement (the “Agreement”) is adopted this          day of                               , by and between First Farmers and Merchants Bank, a state-chartered bank located in Columbia, Tennessee (the “Bank”), and                                (the “Director”) and is effective as of the        day of                 .

The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development and future business success of the Bank.

ARTICLE 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meaning specified:

1.1                                “Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 6.

1.2                                “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3                                “Board” means the Board of Directors of the Bank as from time to time constituted.

1.4                                “Change in Control” means a change in the ownership or effective control of the Bank, as such change is defined in section 409A of the code and regulations there under.

1.5                                “Code” means the Internal Revenue Code of 1986, as amended.

1.6                                “Crediting Rate” means the Wall Street Journal Prime Rate as published on the last business day of the previous Plan Year plus three percent (3%), with a maximum rate of nine and three quarters percent (9.75%).

1.7                                “Deferrals” means the amount of Fees which the Director elects to defer according to this Agreement. In the absence of a valid Deferral Election Form, Deferrals shall mean one hundred percent (100%) of the Fees.

1.8                                “Deferral Account” means the Bank’s accounting of the Director’s accumulated Deferrals, plus accrued interest.

1.9                                “Deferral Election Form” means the form established from time to time by the plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate the amount of the deferrals.

1.10                          “Distribution Election Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate the time and form of distribution.

1.11                          “Fees” means the total fees payable to the Director during a Plan Year.

1.12                          “Original Effective Date” means                   .

1.13                          “Plan Administrator” means the plan administrator described in Article 8.

1.14                          “Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st of each year.

1.15                          “Separation from Service” In accordance with Section 409A, “Separation from Service” shall mean the Director dies, retires, or otherwise has a termination of service with the Bank. However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Director will return to perform services for the Bank. If the period of leave exceeds six (6) months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Director to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period.

Whether a termination of service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as a Director or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as a Director or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Director continues to be treated as an Director for other purposes (such as continuation of salary and participation in Director benefit programs), whether similarly situated service providers have been treated consistently, and whether the Director is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Director is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Director during the immediately preceding thirty-six (36) month period. A Director will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Director during the immediately preceding thirty-six (36) month period.

1.16                          “Termination for Cause” means a Separation from Service for:

(a)                                  Gross negligence or gross neglect of duties to the Bank; or

(b)                                 Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; or

(c)                                  Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in a material adverse effect on the Bank.

1.17                          “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Article 2
Deferral Election

2.1                                “Elections Generally”. In any Plan Year during which Director defers fees, Director shall file a Deferral Election Form for any fees deferred. Such form shall be filed with the Plan Administrator no later than the end of the Plan

Year preceding the Plan Year during which services will be performed for fees deferred, and is effective only to deferred fees that have not yet been earned by the Director.

2.2                                A deferral election submitted for a particular year may continue to be valid for succeeding years until changed or modified. Deferral elections, once made, however, are irrevocable for the Plan Year in which the fees are to be deferred.

A.                                   Initial Deferral Election(s).

Upon notification of eligibility in this Agreement during the initial Plan Year, and if Director elects to defer fees, Director shall deliver to the Plan Administrator:

(a)                                  a Deferral Election Form, signed and dated;

(b)                                 a Beneficiary Form, signed and dated;

(c)                                  a Distribution Election Form, signed and dated.

The Director shall deliver such forms to the Plan Administrator within thirty (30) days of notification of eligibility, and shall set forth on the forms the amount of fees to be deferred.

2.3                                Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)                                  may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)                                 must, for benefits distributable under Section 4.1, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)                                  must take effect not less than twelve (12) months after the election is made.

Article 3
Deferral Account

3.1                                Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

(a)                                  Any Deferrals hereunder: and

(b)                                 Interest as follows:

(i)                                   On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii)                                Prior to the commencement of any distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest credited on the unpaid Deferral Account balance during any applicable installment period. Once the annual interest rate is determined it will compound monthly on the last day of each month.

3.2                                Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the distribution of benefits. The benefits represent the mere Bank promise to distribute such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Director’s creditors.

Article 4
Distributions During Lifetime

4.1                                Separation from Service Benefit. Upon Separation from Service, the Bank shall distribute to the Director the benefit described in this section 4.1.

4.1.1                      Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at Separation from Service.

4.1.2                      Distribution of Benefit. The Bank shall pay the benefit to the Director as elected by the Director on the Distribution Election Form commencing within sixty (60) days following Separation from Service. In the event the Director elects monthly installments, the Bank shall annuitize the Deferral Account using an interest rate determined in accordance with Section 3.1(b)(ii).

4.2                                Hardship Distribution. The Bank will permit early withdrawals for an unforeseeable emergency under certain circumstances arising as a result of events beyond the control of the Director. The Director may submit an application for an in-service early withdrawal due to an unforeseeable emergency to the Board of Directors. If, in the discretion of the Board, the Director is permitted to take an early withdrawal due to an unforeseeable emergency, the Board shall make a distribution to such Director from the Director’s Account. Such distribution shall be paid in one (1) lump sum payment within thirty (30) days, after the Board determines that the Director is permitted to take an early withdrawal due to an unforeseeable emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Director’s requirements to the extent such emergency is not relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Director’s assets, (to the extent the liquidation of such assets will not cause severe financial hardship) or by cessation of deferrals. For purposes of this section the term “unforeseeable emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s dependent, or the Director’s Beneficiary, loss of the Director’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The imminent foreclosure of or eviction from the service provider’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency. At all times this definition shall be construed in accordance with the definition under Section 409A. If the Director seeks to terminate any current deferral elections or re-start the deferral election, it must be done in accordance with Section 409A.

4.3                                Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 4.3 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.4                                Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Deferral Account balance into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

Article 5
Distributions at Death

5.1                                Death During Active Service. If the Director dies while in active service to the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefit under Article 4.

5.1.1                      Amount of Benefit. The benefit under this Section 5.1 is the greater of (i) the Deferral Account balance determined as of the date of the Director’s death, or (ii) $                .

5.1.2                      Distribution of Benefit. The Bank shall pay the benefit to the Beneficiary as elected by the Director on the Distribution Election Form commencing within sixty (60) days following the Director’s death. In the event the Director elects monthly installments, the Bank shall annuitize the Deferral Account using an interest rate determined in accordance with Section 3.1(b)(ii).

5.2                                Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Director had the Director survived.

5.3                                Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Director’s death certificate.

Article 6
Beneficiaries

6.1                                Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits distributable under the Agreement to a Beneficiary upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Director participates.

6.2                               Beneficiary Designation Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3                               Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4                               No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director’s estate.

6.5                               Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 7
General Limitations

7.1                               Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director’s service with the Bank is terminated due to a Termination for Cause.

7.2                               Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director commits suicide within two years after the Original Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

Article 8
Administration of Agreement

8.1                               Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2                               Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3                               Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4                               Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5                               Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensations of its Directors, the date and circumstances of the retirement, Disability, death or Separation from Service of its Directors, and such other pertinent information as the Plan Administrator may reasonably require.

8.6                               Statement of Accounts. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

Article 9
Claims and Review Procedures

9.1                               Claims Procedure. The Director or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1                      Initiation - Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

9.1.2                      Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3                      Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based,

(c)                                  A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed, and

(d)                                 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

9.2                               Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1                      Initiation - Written Request. To initiate the review, the Claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2                      Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

9.2.3                      Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4                      Timing of Bank Response. The Bank shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set for the special circumstances and the date by which the Bank expects to render its decision.

9.2.5                      Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based, and

(c)                                  A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 10
Amendments and Termination

10.1                         Amendments. The Bank may amend this Agreement unilaterally at any time. However, no amendment may be made which would reduce amounts payable under this Agreement to the Director or a Beneficiary without such person’s written consent.

10.2                         Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time upon 90 days advance written notice to the Director. Except as provided in Treasury Regulation 1.409A-3(j) (4) a payment of deferred compensation may not be accelerated.

Article 11
Miscellaneous

11.1                         Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2                         No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

11.3                         Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4                         Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, from the benefits provided under this Agreement. Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5                         Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.

11.6                         Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this

Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director and the Beneficiary have no preferred or secured claim.

11.7                         Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor Bank.

11.8                         Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9                         Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.10                   Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may, in its discretion, perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

11.11                   Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12                   Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13                   Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

First Farmers and Merchants Bank
816 S. Garden Street
Columbia, Tennessee 38402-1148

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.14.                Permissible Acceleration Provision. Under Section 409A-3(j)(4), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. This Agreement allows all permissible payment accelerations under 409A-3(j)(4) that include but are not limited to payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and other permissible payments are allowed as permitted by statute or regulation.

11.15                   Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Bank and the Director have signed this Agreement as of                             , 2007.

Director:	Bank:

FIRST FARMERS AND MERCHANTS BANK
Columbia, Tennessee

By:

Title:
Witness

SCHEDULE

TO

FIRST FARMERS AND MERCHANTS BANK

DIRECTOR DEFERRED COMPENSATION AGREEMENT

Director	Amount in Section 5.1.1(ii)
M. Darlene Baxter	$176,500
W. Lacy Upchurch	163,000